Exhibit 10.68
Deferred Stock Unit Award Agreement Pursuant to the
2006 Long-Term Incentive Plan of
ITC Holdings Corp.
     THIS DEFERRED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made effective as of February 19, 2008 (the “Effective Date”), by and between ITC Holdings Corp., a Michigan corporation (the “Corporation”), and Joseph L. Welch (“Participant”).
RECITALS
     A. The Corporation desires to provide the Participant with deferred stock units equivalent to Restricted Stock Units pursuant to Article 4 of its 2006 Long-Term Incentive Plan, as amended (the “Plan”), with no Restriction Period (“Deferred Stock Units” or “Units”). A copy of the Plan has been made available to the Participant.
     B. The Plan provides that each award is to be evidenced by an Agreement, setting forth the terms and conditions of such award.
     C. The Committee has determined that it would be in the best interest of the Corporation and its shareholders to grant the Units provided for herein to the Participant, has approved the grant of the Units on the Effective Date and has advised the Corporation thereof and instructed the undersigned officer to execute this Agreement.
     D. This Agreement, the Units granted pursuant to this Agreement and the shares to be issued upon settlement are not otherwise subject to and shall not be governed by the Management Stockholder’s Agreement between Corporation and Participant.
     E. All capitalized terms not specifically defined herein shall have the same meaning as ascribed in the Plan.
     ACCORDINGLY, in consideration of the promises and of the mutual covenants and agreements contained herein, the Corporation and the Participant hereby agree as follows:
          1. Deferred Stock Unit Award. Subject to the terms and provisions of this Agreement and the Plan, the Corporation hereby awards to Participant as of the date hereof fifteen thousand two hundred and seventy-seven (15,277) Deferred Stock Units. The Grant Date for the Units shall be the Effective Date hereof; provided, however, all of the Participant’s right, title, and interest in and to the Units shall be subject to Section 2 below.
          2. Vesting of Units. As permitted by Section 8.2 of the Plan, all of the Participant’s right, title, and interest in and to the Units shall be Vested immediately upon the Effective Date and shall not be contingent upon the continued employment of the Participant by the Corporation, nor shall the Units be forfeited upon termination of Participant’s employment.
          3. Settlement of Units. Except as otherwise provided in this Section 3, the Corporation will settle the Units into shares of Common Stock by delivering to the Participant one share of Common Stock for each Unit to be settled at such time in accordance with the following schedule:

Number of Units to Be Settled	Settlement Date
5,092	February 19, 2009
5,092	February 19, 2010
5,093	February 19, 2011
In addition to the amounts set forth above, the Corporation shall also settle the Units paid in connection with the accompanying Dividend Equivalents as provided in Section 4 below. However, all shares of Common Stock issued upon settlement of Units under this Agreement shall be issued free and clear of all transfer restrictions except as may be imposed by Section 10.4 of the Plan.
          Notwithstanding the above, to the extent the Corporation undergoes a Change in Control, the then unsettled Units (i) shall upon such Change in Control be converted into the right to receive immediately (without regard to the schedule set forth above) the number of shares of Common Stock for which such Units could then be settled, and (ii) shall be settled in shares of Common Stock within thirty days of the date of the Change in Control.
               4. Rights and Restrictions as a Unitholder. The Participant shall be entitled to receive a Dividend Equivalent right for each Unit awarded pursuant to this Agreement in accordance with Section 4.6 of the Plan with respect to the payment of cash dividends on Common Stock having a record date after the Effective Date and prior to the date on which Units held by such Participant are settled. Such Dividend Equivalents, if any, shall be paid by crediting the Participant with additional whole Units as of the date of payment of such cash dividends on Common Stock. The number of additional Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (i) the amount of cash dividends paid on such date with respect to the number of shares of Common Stock represented by the unsettled Units previously credited to the Participant, by (ii) the Fair Market Value per share of Common Stock on such date. Such additional Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time (or as soon thereafter as practicable) as provided in Section 3 of this Agreement. In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Corporation as described in Article IX of the Plan, appropriate adjustments shall be made in the Participant’s Units so that they represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Common Stock issuable upon settlement of the Unit, and all such new, substituted, or additional securities or other property shall be immediately subject to the same restrictions as are applicable to the Unit. The Participant’s right with respect to the Units and the underlying shares shall be governed by Section 10.2 of the Plan.
               5. Withholding Taxes. Participant shall pay on a timely basis all withholding and payroll taxes and/or excise taxes required by law with respect to the Units (collectively, “Withholding Taxes”). In addition, the Corporation shall have the power to satisfy the withholding requirement by withholding shares of Common Stock having a Fair Market Value equal to the total minimum statutory tax required to be withheld, unless prohibited by applicable law.
               6. Expenses. Nothing contained in this Agreement shall be construed to impose any liability on the Corporation in favor of the Participant for any cost, loss, or expense the Participant may incur in connection with, or arising out of any transaction under, this Agreement.
               7. No Employment Agreement. Nothing in this Agreement shall be construed to constitute or be evidence of an agreement or understanding, express or implied, on the part of the Corporation to employ the Participant on any terms or for any specific period of time.
               8. Nontransferability. Neither the rights of the Participant under this Agreement nor the Units granted hereby shall be assigned, transferred, pledged, or otherwise hypothecated by the Participant other than by will or the laws of descent and distribution.
               9. Beneficiary Designation. The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of his death before he receives any or all such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a written form prescribed by the Corporation, and will be effective only when filed by the Participant in writing with the Secretary of the Corporation during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
               10. Complete Agreement; Amendment. This Agreement and the Plan, which by this reference is hereby incorporated herein in its entirety, contain the entire agreement between the Corporation and Participant with respect to the transactions contemplated hereby. Any modification of the terms of this Agreement must be in writing and signed by each of the parties.
               11. Other Legal Requirements. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. In addition, this Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities as may be required.
               12. Governing Law. Any issue related to the formation, execution, performance, and interpretation of this Agreement shall be governed by the laws of the State of Michigan.
               13. Headings. The section and subsection headings used in this Agreement are for convenient reference and are not a part of this Agreement.
               14. Limitation on Obligations. The Corporation’s obligation with respect to the Units granted hereunder is limited solely to the delivery to the Participant of shares of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall the Corporation become obligated to pay cash in respect of such obligation. This Agreement shall not be secured by any specific assets of the Corporation or any of its Subsidiaries, nor shall any assets of the Corporation or any of its subsidiaries be designated as attributable or allocated to the satisfaction of the Corporation obligations under this Agreement. In addition, the Corporation shall not be liable to the Participant for damages relating to any delay in issuing the share certificates, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

ITC Holdings Corp.

Dated: February 25, 2008	By:	/s/ Daniel J. Oginsky

Accepted: February 25, 2008	Title:	Vice President and General Counsel

Participant

/s/ Joseph L. Welch

Joseph L. Welch

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